EXHIBIT 2.3


                                ESCROW AGREEMENT


         ESCROW AGREEMENT dated July 11, 1997, by and among CAPITAL MEDIA GROUP LIMITED, a Nevada corporation ("CMG"), UNIMEDIA S.A, a company organized under the laws of the Republic of France, Company No. RCS Paris B 401 988 308 ("Unimedia") and MONTAQUE KOPPEL, ESQ. (the "Escrow Agent").


                                   BACKGROUND

         CMG and Unimedia are parties to a certain Agreement and Plan of Reorganization entered into and effective as of March 4, 1997, as amended by Amendment No. 1 thereto dated June 23, 1997 and Amendment No. 2 thereto of even date herewith (as amended, the "Agreement"). Upon consummation of the transactions contemplated by the Agreement (the "Share Exchange"), including, without limitation, the exchange of Unimedia shares for shares of CMG Common Stock, CMG will acquire at least 66 2/3% of the issued and outstanding shares of capital stock of Unimedia.

         Pursuant to the Agreement, Unimedia has executed subscription materials pursuant to which Unimedia has subscribed to purchase shares of Common Stock of CMG in a private placement for an aggregate purchase price of $4 million. Of the aggregate purchase price, USD$1.5 million has been released to CMG and the balance of USD$2.5 million is to be released to CMG upon consummation of the Share Exchange. Of such USD$2.5 million, $2 million is to be deposited with the Escrow Agent, subject to the possibility that an additional amount up to USD$500,000 may be deposited prior to the closing of the Share Exchange (in the aggregate, the "Escrowed Proceeds").

         Accordingly, the parties now wish to provide for the holding of the Escrowed Proceeds in escrow until the Share Exchange is consummated, all under the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the above premises and the mutual promises herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1.       ESTABLISHMENT OF ESCROW FUND.

                  On the date hereof, Escrow Agent acknowledges that Unimedia has delivered to Escrow Agent the sum of USD$2,000,000 (the "Escrow Fund").

         The amount placed in escrow (including, without limitation, any additional amounts deposited with the Escrow Agent prior to the closing of the Share Exchange), together with any and all accrued interest, dividends and earnings thereon (collectively, the "Escrow Fund") shall be held subject to the terms and conditions of this Escrow Agreement.




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         2.       APPOINTMENT OF ESCROW AGENT.

                  CMG and Unimedia hereby appoint the Escrow Agent as their agent hereunder solely for the retention, investment and disbursement of the Escrow Fund and Escrow Agent hereby accepts such appointment under and subject to the terms hereinafter set forth. During the term hereof, the Escrow Agent shall maintain complete and accurate records of all transactions in the Escrow Fund hereby created. The parties acknowledge that (i) the Escrow Agent did not seek the role of Escrow Agent and is serving as an accommodation, (ii) Charles Koppel, the son of Escrow Agent, is Co-Chairman and a Director of CMG and Unimedia (having been advised by its counsel) hereby waives and releases any or differing conflicts or differing interests arising out of the Escrow Agent's acceptance and performance in its capacity hereunder, and (iii) Escrow Agent is not being paid specially for escrow services. Neither the acceptance hereof nor performance hereunder shall affect the right of Escrow Agent to have business or other relationships with any party hereto or any relative or affiliate thereof.

         3.       INVESTMENT OF ESCROW FUND.

                  The Escrow Agent shall invest and reinvest the Escrow Fund (as soon as practicable after its receipt thereof) in a money market account at Merrill Lynch. The Escrow Agent shall not be accountable for any loss sustained by reason of any investment made pursuant to the foregoing authorization so long as it is not guilty of gross negligence or willful misconduct. The record or registered owner of the money market account in which the Escrow Fund is invested shall be the Escrow Agent or its nominee.

         4.       RELEASE OF THE ESCROW FUND.

                  4.1 Except as otherwise provided herein, the Escrow Agent shall only make disbursement of the Escrow Fund (i) upon receipt by the Escrow Agent of the joint written instruction of CMG and Unimedia in the form attached hereto as Exhibit "A" (the "Joint Instruction") or (ii) if the Joint Instruction is not received by 5:00 p.m. (Paris, France time) on July 31, 1997 (or such later date as is mutually agreed upon in writing by CMG and Unimedia and communicated to the Escrow Agent in writing prior to such date) (the "Automatic Disbursement Date"), the Escrow Agent shall promptly disburse the Escrow Fund to Unimedia.

                  4.2 The Escrow Agent shall make any disbursement of the Escrow Fund hereunder promptly upon receipt of the Joint Instruction or after the Automatic Disbursement Date.

                  4.3 Any disbursements by the Escrow Agent shall be made by cashiers or bank check and shall be sent via Federal Express or by similar recognized courier service which guarantees delivery overnight to the person at the address set forth in the Joint Instruction (or in the case of an Automatic Disbursement, in accordance with the written instruction of Unimedia) or by wire transfer in immediately available federal funds to an account designated in the Joint

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Instruction or, in the case of an Automatic Disbursement, to Unimedia in accordance with its written instruction.

         5.       COMPENSATION AND REIMBURSEMENT.

                  5.1 CMG and Unimedia shall pay no fee to the Escrow Agent for its services hereunder.

                  5.2 Escrow Agent shall be fully indemnified by Unimedia and CMG, share and share alike, for any fees (including reasonable attorneys' fees) and/or costs suffered or incurred by it, directly or indirectly, in connection with any matter whatsoever hereunder including, without limitation, if (i) the conditions of this Escrow Agreement are not promptly fulfilled due to an act or omission of CMG or Unimedia, (ii) upon the written request of Unimedia or CMG, Escrow Agent renders any services that are not required to be performed by it pursuant to the terms of this Escrow Agreement (in which case the requesting party shall be responsible for the applicable fees), (iii) there is any modification hereof, (iv) any controversy arises hereunder, or (v) the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this Escrow Agreement or the subject matter hereof; and the Escrow Agent and its legal counsel shall be reasonably compensated for such services and reimbursed for all claims, liabilities, costs and expenses occasioned by or resulting from any of the foregoing (unless, in the case of litigation, the Escrow Agent is found to have been guilty of gross negligence or willful misconduct).

                  5.3 Unimedia and CMG, share and share alike, shall indemnify the Escrow Agent for any compensation, expense reimbursement or other sums (including counsel fees) incurred by Escrow Agent under this Agreement and shall be paid in full within thirty (30) days after receipt by either of them of any statement therefor from the Escrow Agent.

         6.       LIABILITY OF THE ESCROW AGENT.

                  6.1 The Escrow Agent's sole obligations hereunder shall be to hold and deliver the Escrow Fund in accordance with the terms of this Escrow Agreement, and it shall have no duties or responsibilities except those expressly set forth herein.

                  6.2 Unimedia and CMG, share and share alike, shall indemnify Escrow Agent and hold it harmless from and against any loss, claim, debt, liability, proceeding, action, suit, or damage of any kind whatsoever and any cost and expense (including reasonable attorneys' fees) suffered or incurred by Escrow Agent, directly or indirectly, in connection therewith arising from, under, out of, or relating to any act or omission of Escrow Agent in connection with its service hereunder, except for the consequences of its gross negligence or willful misconduct. Escrow Agent shall give prompt written notice to Unimedia and CMG of any claims made against it for which it is entitled to indemnification hereunder, and Unimedia and CMG shall undertake the defense of any such claims on behalf of Escrow Agent and otherwise cooperate fully in any such action, provided, however, that Escrow Agent shall have the sole right to direct such defense.

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                  6.3 Escrow Agent shall incur no liability in the event that
Escrow Agent distributes the Escrow Fund, if any, pursuant to the provisions hereof.

                  6.4 Escrow Agent is authorized to act and rely on any document believed by it to be genuine and to be signed or presented by the proper party or parties and will incur no liability in so acting. Escrow Agent may assume that any person purporting to give any writing, notice or instructions in connection with this Escrow Agreement as an officer of a party hereto has been duly authorized to do so by such party.

                  6.5 If Escrow Agent is required to take any action in connection herewith and such action involves any expense or potential liability, Escrow Agent shall not be required to take any such action unless it is specifically indemnified against such expense or liability in a manner satisfactory to it and Unimedia and CMG shall execute such documents as Escrow Agent shall determine, in its discretion, accomplish such purpose.

                  6.6 Escrow Agent shall be absolved of all responsibilities and obligations hereunder once the Escrow Fund has been distributed hereunder. Notwithstanding the foregoing, the provisions hereof inuring to the benefit of Escrow Agent shall continue without limit.

                  6.7 If Escrow Agent shall have given notice to any party of any intended action and such party shall not have objected in writing promptly within no more than ten (10) days of the giving of such notice, such party shall be deemed to have consented to such action.

                  6.8 No action may be instituted against Escrow Agent except in the commercial court located in Paris, France.

         7.       RESIGNATION AND DISCHARGE.

                  7.1 Notwithstanding anything to the contrary contained in this Escrow Agreement, the Escrow Agent (i) may resign from its duties under this Escrow Agreement at any time and without assigning any reason therefor by giving ten (10) days' prior written notice of such resignation to CMG and Unimedia; and
(ii) may be discharged from its duties under this Escrow Agreement upon its receipt of a joint written request from CMG and Unimedia of ten (10) days' prior written notice of such discharge. If CMG and Unimedia do not designate a successor escrow holder by joint written notice to Escrow Agent within the period aforesaid, Escrow Agent may petition a court of competent jurisdiction for the appointment of a successor and deliver the Escrow Fund, if any, to such successor. Upon the death, disability or bankruptcy of Escrow Agent, it shall be deemed to have resigned and neither its heirs nor personal representatives shall have any responsibility subsequent thereto, except as set forth in Section 7.2 hereof.
                  7.2 Except as provided in Section 7.1 hereof, upon the resignation or discharge

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of the Escrow Agent, the Escrow Agent (or his personal representative) shall deliver the Escrow Fund, if any, in its possession, to the successor escrow holder. Contemporaneously therewith, the successor escrow holder shall deliver to Escrow Agent (or his personal representative) a receipt for the Escrow Fund, if any, delivered to it, and CMG and Unimedia shall deliver to Escrow Agent (or his personal representative) (i) a complete release, in form satisfactory to the Escrow Agent (or his personal representative) and its counsel, of all claims or liability which CMG and Unimedia might have or assert against the Escrow Agent (or his personal representative) arising hereunder (except for claims arising prior to such time based on the gross negligence or willful misconduct of the Escrow Agent); (ii) such documentation as the Escrow Agent (or his personal representative) may, from time to time request, confirming that the Escrow Agent (or his personal representative) is not continuing to serve in that capacity and that a new escrow holder has been named and has assumed all of the duties and responsibilities of the Escrow Agent hereunder; and (iii) a sum sufficient to pay to the Escrow Agent all compensation, reimbursements and other amounts to which it is entitled under Section 5.

         8.       NOTICES.

         All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

                  (a)      If to the Escrow Agent:

                           Montaque Koppel, Esq.
                           c/o Marc Louis Sage
                           Chaintrier & Associes
                           5, Avenue Group V
                           75008 Paris, France
                           Telecopy: 011-33-147-236-879

                           Attorney at Law
                           20 Chapel Street
                           Belgravia, London SW1 X7BY
                           Telecopy: 011-44-171-499-7553

                  (b)      if to CMG to:

                           Capital Media Group Limited
                           25 James Street
                           London, United Kingdom W1M 5HY

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                           Attention: Stephen Kornfeld and Charles Koppel
                           Telecopy: 011 44 171 244 4455

                           with a copy to:

                           Akerman, Senterfitt & Eidson, P.A.
                           SunTrust International Center, 28th Floor
                           One Southeast Third Avenue
                           Miami, Florida  33131-1704
                           Attention: Philip B. Schwartz, Esq.
                           Telecopy: (305) 374-5095

                  (c)      if to Unimedia to:

                           Unimedia S.A.
                           2 rue du Nouveau Bercy
                           94220 Charenton, France
                           Attention: Gilles Assouline
                           Telecopy: +33-1-43-53-69-99

                           with a copy to:

                           Darrois Villey Maillot Brochier
                           69, Avenue Victor Hugo
                           75783 Paris Cedex 16
                           Telecopy: +33-1-45-01-50-47

         Notice shall be deemed given on the date sent if sent by overnight delivery or facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by certified or registered mail.

         9.       AMENDMENTS.

                  No amendment to this Escrow Agreement shall be effective unless in writing and signed by all the parties hereto.

         10.      INDULGENCES.

                  Neither the failure nor any delay on the part of any party hereto to exercise or partially exercise any right, remedy, power or privilege under this Escrow Agreement shall operate as a waiver thereof, nor shall it preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver with respect to any other

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occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         11.      CONTROLLING LAW.

                  This Escrow Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of France, notwithstanding any conflict-of-law provisions to the contrary.

         12.      BINDING NATURE OF AGREEMENT.

                  This Escrow Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. The rights and obligations of this Agreement may not be assigned by any of the parties without the prior written consent of the other parties.

         13.      EXECUTION IN COUNTERPARTS.

                  This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Escrow Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected herein.

         14.      PROVISIONS SEPARABLE.

                  The provisions of this Escrow Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision or provisions may be invalid or unenforceable, in whole or in part.

         15.      ENTIRE AGREEMENT.

                  This Escrow Agreement sets forth exclusively the Escrow Agent's duties and responsibilities with respect to any and all matters pertinent hereto, contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

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         16.      NUMBER OF DAYS.

                  In computing the number of days for purposes of this Escrow Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final days shall be deemed to be the next business day.

         17.      THIRD-PARTY BENEFICIARIES.

                  Notwithstanding anything to the contrary contained herein, no provision of this Escrow Agreement is intended to benefit any party other than the parties hereto and their successors and assigns.





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         IN WITNESS WHEREOF, the parties have executed and delivered this Escrow
Agreement on the day and year first above written.


                                     CAPITAL MEDIA GROUP LIMITED, a Nevada
                                     corporation


                                     By: /s/ STEPHEN KORNFELD
                                        -----------------------------------
                                     Name: Stephen Kornfeld
                                     Title: Co-Chairman


                                     UNIMEDIA S.A., a company organized under the laws of the Republic of France


                                     By: /s/ GILLES ASSOULINE
                                         ----------------------------------
                                     Name: Gilles Assouline
                                     Title: Chairman and CEO


                                      /s/ MONTAQUE KOPPEL
                                      -------------------------------------
                                      MONTAQUE KOPPEL, ESQ.




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                                    EXHIBIT A


                                __________, 1997



Montaque Koppel, Esq.
Attorney at Law
20 Chapel Street
Belgravia, London SW1 X7BY
Telecopy: 011-44-171-499-7553

             RE: ESCROW AGREEMENT (THE "ESCROW AGREEMENT") DATED JULY , 1997, BY AND AMONG CAPITAL MEDIA GROUP LIMITED, A NEVADA CORPORATION ("CMG"), UNIMEDIA SA, A COMPANY ORGANIZED UNDER THE LAWS OF THE REPUBLIC OF FRANCE ("UNIMEDIA") AND MONTAQUE KOPPEL ("ESCROW AGENT")

Dear Mr. Koppel:

         Reference is made to the Escrow Agreement described above. You are hereby instructed to disburse the Escrow Funds which you are holding in escrow from your escrow account and to pay that sum to the persons or entities and in the amounts set forth below:


          NAME            ADDRESS/WIRE INSTRUCTIONS                AMOUNT
          ----            -------------------------                ------



         Upon disbursement of the Escrow Fund as set forth above, the undersigned acknowledge that you will have fully and satisfactorily discharged your obligations as escrow agent pursuant to the Escrow Agreement, which shall then be deemed terminated as to your obligations thereunder.

                              CAPITAL MEDIA GROUP LIMITED, a Nevada
                              corporation


                              By:
                                  ----------------------------------
                                  Name:
                                       -----------------------------
                                  Title:
                                       -----------------------------

                               UNIMEDIA S.A., a company organized under the

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                                laws of the Republic of France

                              By:
                                  ----------------------------------
                                  Name:
                                       -----------------------------
                                  Title:
                                       -----------------------------



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